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                                                                       EXHIBIT 5

September 1, 1997

Board of Directors
ChemFirst Inc.
700 North Street
Jackson, MS  39202-3095

Gentlemen:

This opinion is given in connection with a Registration Statement on Form S-8 (the "Registration Statement") which CHEMFIRST INC. (the "Company") is filing with the Securities and Exchange Commission to register 250,000 shares of its Common Stock (the "Common Stock"), for sale to certain Company employees pursuant to the ChemFirst Inc. 1997 Employee Stock Purchase Plan (the "Plan").

As General Counsel of the Company, I am familiar with the Company's Articles of Incorporation and Bylaws; the Plan; the Registration Statement; the actions taken and resolutions passed by the Company's Board of Directors to authorize the Plan and the Common Stock issuable pursuant to the Plan; and such other matters and documents deemed necessary for the purpose of rendering this opinion.

On the basis of the foregoing, I am of the opinion that all shares of the Common Stock issuable pursuant to the Plan will, when issued in accordance with the Plan, be legally issued, fully paid and non-assessable.

The opinion herein is limited solely to the laws of the State of Mississippi and the laws of the United States, and I express no opinion herein concerning the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and to my opinion in the Registration Statement.

Very truly yours,

CHEMFIRST INC.


/s/ J. Steve Chustz
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J. Steve Chustz
General Counsel